FORM 8-A
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                 Equisure, Inc.
             (Exact name of registrant as specified in its Charter)


        Minnesota                                        41-1309882
(State of Incorporation)                    (IRS Employer Identification Number)


             527 Marquette, Suite 1800, Minneapolis, Minnesota 55402
               (Address of principal executive office) (Zip Code)


                  Securities to be registered pursuant to 12(b)


Title of each class to be so registered          Name of each exchange on which
pursuant to 12(b)                                each class is to be registered
Common Stock, par value $.001                    American Stock Exchange

            Title of each class to be so registered pursuant to 12(g)
                                      None



Item 1:  Description of Registrant's Securities to be Registered

         The company has authorized 50,000,000 shares of stock, $.001 par value. Each holder of common stock has one vote per share on all matters voted upon by the shareholders. Such voting rights are noncumulative so that shareholders holding more than 50% of the outstanding shares of common stock are able to elect all members of the Board of Directors. There are no preemptive rights or other rights of subscription.

         Each share of common stock is entitled to participate equally in dividends as and when declared by the Board of Directors of the company out of funds legally available, and is entitled to participate equally in the distribution of assets in the event of liquidation. All shares, when issued and fully paid, are nonassessable and are not subject to redemption or conversion and have no conversion rights.


Item 2:  Exhibits

         All exhibits have been filed with the American Stock Exchange and are incorporated by reference.

         Annual report of Form 10-K for the year ended December 31, 1995 Quarterly reports on Form 10-Q for the quarters ended March 31, 1996,
             June 30, 1996 and September 30, 1996
         Proxy statements for meetings held on May 10, 1996 and October 29, 1996 Form 8-K dated May 22, 1996, June 10, 1996 and June 28, 1996
         Articles of Incorporation as amended
         By-laws
         Specimen stock certificate



                                   SIGNATURES

         Pursuant to the requirements section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned duly authorized officer, this 18th day of November, 1996.


                                      Equisure, Inc.


                                      /s/ Barrie Harding
                                          Barrie Harding